SUPPLEMENTAL INDENTURE NO. 1

     This Supplemental Indenture No. 1 (this "Supplemental Indenture"), dated as of August __, 2005, is by and between Keystone Consolidated Industries, Inc. (the "Company") and U.S. Bank National Association, a national banking association, not in its individual capacity but solely as trustee under the Original Indenture referred to below (the "Trustee").

                                   WITNESSETH:

     WHEREAS, the Company and Trustee executed that certain Indenture dated as of March 15, 2002 (the " Original Indenture"), pursuant to which the Company issued those certain 8% Subordinated Secured Notes due 2009 (the "Notes");

     WHEREAS, pursuant to the terms of the Original Indenture, the Company and certain of its affiliates executed security agreements and deeds of trust in favor of the Trustee to secure the repayment of the Notes;

     WHEREAS, on or about February 26, 2004, the Company and certain of its affiliates filed voluntary Chapter 11 petitions in the United States Bankruptcy Court for the Eastern District of Wisconsin (the "Court"), in the case In re FV Steel and Wire Company, et al(1), Case No. 04-22421 (the "Chapter 11 Proceeding");

     WHEREAS, on June 24, 2005, the Company and certain of its affiliates filed a Third Amended Joint Plan of Reorganization Pursuant to Chapter 11 of the United States Bankruptcy Code (the "Plan") in the Chapter 11 Proceeding with the Court, but such Plan has not yet been confirmed;

     WHEREAS, the Company and certain of its affiliates anticipate having the Plan confirmed at a hearing to be held in the Court on August 10, 2005;

     WHEREAS, Holders of more than 90% in aggregate principal amount of the outstanding Notes have directed the Trustee to enter into this Supplemental Indenture and take the actions contained herein to modify the terms of the Original Indenture simultaneously with the confirmation of the Company's Plan; and

     WHEREAS, pursuant to Sections 10.2 and 10.6 of the Original Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture.

     NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:


                                    Article I
                                   DEFINITIONS

Section 1.1.      Definitions.

     The Original Indenture, together with this Supplemental Indenture, are hereinafter sometimes collectively referred to as the "Indenture." For the avoidance of doubt, references to any "Section" of the "Indenture" refer to such Section of the Indenture as supplemented and amended by this Supplemental Indenture. All capitalized terms which are used herein and not otherwise defined herein are defined in the Original Indenture and are used herein with the same meanings as in the Original Indenture. If a capitalized term is defined in the Original Indenture and this Supplemental Indenture, the definition in this Supplemental Indenture shall apply to the Indenture and the Notes.

Section 1.2.      Definition of Senior Indebtedness.

     The definition of "Senior Indebtedness" contained in Section 1.10 of the Indenture shall be modified by adding the following sentence to the end of such definition:

          "For the avoidance of doubt and notwithstanding any other provision of this Indenture, the "Exit Financing" (as such term is used in the Plan) shall be considered a refinancing or refunding of Indebtedness of the Company existing as of the date of the Indenture such that the Exit Financing shall be considered part of the Senior Indebtedness."

Section 1.3.      Definition of Plan.

     A new definition for the term "Plan" shall be added to Section 1.1 of the Indenture as follows:

          "Plan" means that certain Third Amended Joint Plan of Reorganization filed by the Company and certain of its affiliates, as may be amended or supplemented, and as confirmed by a final order that is no longer subject to appeal in Case No. 04-22421 in the United States Bankruptcy Court for the Eastern District of Wisconsin.

                                   Article II
                          MODIFICATION OF SECTION 11.3

     The second sentence of the first paragraph of Section 11.3 of the Indenture shall be amended and restated in its entirety to read as follows:

          "The Company shall cause TIA ss.ss.314(d) relating to the release of property or Liens to be complied with to the extent that such provision is otherwise applicable hereto; provided, however, the Company's compliance with TIA ss.ss.314(d) is not required if the requested release of property or Liens is approved by the holders of at least 66 2/3% in aggregate principal amount of the then outstanding Notes."

                                   Article III
                          RELEASE OF SECURITY DOCUMENTS

     As soon as practicable after the Effective Date (as defined in the Plan), the Trustee shall release the lien created by, and terminate, the following documents (i) that certain Security Agreement dated as of March 15, 2002 made by Sherman Wire of Caldwell in favor of the Trustee, (ii) that certain Deed of Trust, Assignment Security Agreement and Financing Statement dated as of March 15, 2002, made by Sherman Wire Company in favor of the Trustee recorded at Volume 3235 Page 417 in the Deed Records of Grayson County, Texas, (iii) that certain Deed of Trust, Assignment Security Agreement and Financing Statement dated as of March 15, 2002, made by Sherman Wire of Caldwell in favor of the Trustee recorded as document no. 1786 in Burleson County, Texas., and (iv) that certain Deed of Trust, Assignment Security Agreement and Financing Statement dated as of March 15, 2002, made by Keystone Consolidated Industries, Inc. in favor of the Trustee recorded as document no. 2002058383 in Washington County, Arkansas.

                                   Article IV
                    EFFECTIVE DATE OF SUPPLEMENTAL INDENTURE

     Notwithstanding anything else contained in this Supplemental Indenture or in the Original Indenture, this Supplemental Indenture shall be of no force and effect unless and until an order is entered by the Court in the Chapter 11 Proceeding that (i) approves the Supplemental Indenture, (ii) provides that the Company be bound by the terms and conditions of the Supplemental Indenture and
(iii) authorizes the Company to take any and all actions reasonable necessary to carry out the Company's obligations under the Supplemental Indenture.

                                    Article V
                                  MISCELLANEOUS

Section 5.1.      Effect of Supplemental Indenture.

     (a) This Supplemental Indenture shall be effective upon execution hereof by the Company and the Trustee and duly approved by the Court in connection with the consummation of the Plan.

     (b) This Supplemental Indenture is a supplemental indenture within the meaning of Article X of the Original Indenture, and the Original Indenture shall be read together with this Supplemental Indenture and shall have the same effect over the Notes, in the same manner as if the provisions of the Original Indenture and this Supplemental Indenture were contained in the same instrument.

     (c) In all other respects, the Original Indenture is confirmed by the parties hereto as supplemented by the terms of this Supplemental Indenture.

     (d) In the event that there is a conflict or inconsistency between the Original Indenture and this Supplemental Indenture, the provisions of this Supplemental Indenture shall control.

Section 5.2.      GOVERNING LAW.

     THIS SUPPLEMENTAL INDENTURE SHALL BE DEEMED TO BE A CONTRACT UNDER THE LAWS OF THE STATE OF NEW YORK, AND FOR ALL PURPOSES SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF SUCH STATE, EXCEPT AS MAY OTHERWISE BE REQUIRED BY MANDATORY PROVISIONS OF LAW.

Section 5.3.      Counterparts.

     The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

Section 5.4.      Successors.

     All agreements of the Company in this Supplemental Indenture shall bind its successors. All agreements of the Trustee in this Supplemental Indenture shall bind its successors.

Section 5.5.      Severability.

     In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 5.6.      Effect of Headings.

     The headings of the Articles and Sections of this Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part hereof, and shall in no way modify or restrict any of the terms or provisions hereof.

Section 5.7.      Trustee.

     The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Company.

                                      *****

     IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture No. 1 to be duly executed as of the date first above written.


                            KEYSTONE CONSOLIDATED INDUSTRIES, INC.,
                                         as the Company


                                   By:____________________________
                                      Name:
                                      Title:


                   U.S. BANK NATIONAL ASSOCIATION, as Trustee


                                   By:____________________________
                                      Name:
                                      Title:




(1) The Debtors are the following entities: FV Steel and Wire Company, Keystone Consolidated Industries, Inc., DeSoto Environmental Management, Inc., J.L. Prescott Company, Sherman Wire Company (f/k/a DeSoto, Inc.) and Sherman Wire of Caldwell, Inc.